Exhibit 10.14

[IMAGE – GOVERNMENT OF INDIA REGISTRATION STAMP 10 RUPEES]

LEASE DEED

This Deed of Lease is made on this 20th day of May, 2005 between SISBRO Promoters Pvt Ltd having its registered offices at 705 A, Express Green, Sector 44, Noida (UP), India represented by its Director, Mr Sandeep Bhatia (Hereinafter called the “Lessor” which expression shall where so ever the context so requires or admits, mean and include the heirs, executors, administrators, successors and permitted assign of the First part)

AND

SiRF Technology (India) Pvt Ltd having its registered office at 309, Kale Ram Chamber, 2, East Guru Angad Nagar, Delhi, India represented by its Director Mr Sena Reddy (Hereinafter called the “Lessee” which expression shall where so ever the context so requires or admits, mean and include the heirs, executors, administrators, successors and permitted assigns of the Other part)

WHEREAS the Lessor is the absolute owner of Industrial property at A 1-A, Sector 16, Noida with a building constructed thereupon

AND WHEREAS the Lessee has duly authorized the said Mr Sena Reddy to represent the Lessee and sign the present lease for and on behalf of the Lessee Company

AND WHEREAS the Lessor has agreed to give on lease and the Lessee has agreed to take on lease the unfurnished premises comprising of first and second floor (presently under construction) (hereinafter called the “Premises”) with power, water & sewage connections, having a super area of 2200 sq ft on the first floor and 2600 sq ft on the second floor (total 4800 sq ft) , on the following terms and conditions:

/s/ Sandeep Bhatia	1	/s/ Sena Reddy

“TERMS & CONDITIONS”

Rent -

The rent for unfurnished first and second floor will be Rs 39000/- pm for first floor and Rs 46000/- for second floor (Total Rs 85,000/-)

The rent for first floor will commence from 01 June, 2005 (or from the date vacant possession is given by the lesser which ever is later). The first floor toilet block is required to be done up similar to the toilet block on ground floor.

The rent for the unfurnished second floor will commence from the date the floor is ready for occupation with power, water, toilet block similar to the ground floor.

Other terms and conditions

1 That the initial period of lease will be upto 31 March 2009 with a lock-in period upto 31 March 2006. It is agreed that the Lessee cannot terminate this Lease Deed before 31 March 2006 and if he does so then he will be liable to pay the rent for the short fall in the lock-in period. If the Lessee does not pay the rent for the shortfall in the lock-in period, then the Lessor has full right to deduct the same from the security deposit held with him and to receive the balance amount, if any from the lessee. That the Lessee however can vacate the premises after the lock-in period if he so desires after giving 1 month notice or rent in lieu of notice.

2 That the Lessor shall have no right to terminate the lease prior to the expiry of the lease period ie before 31 March 2009 except as provided hereunder upon breach of any terms of this lease deed by the lessee.

3 That the Lessee shall pay the rent as mentioned above at the times and in the manner aforesaid. If however the rent is not paid for 2 months then the Lease Deed will stand terminated and lessee will vacate the premises with immediately effect.

4 The rent will increase by 5% after completion of each year.

5 That the Lessor can during the term of this Lease Deed, sell, assign or transfer his rights in the demised premises as a whole or in part in favour of one person or persons. If so, the lessor will be fully responsible and legally bound to ensure that the transferee is legally bound by all the terms and conditions of this lease and that the all the terms and conditions of this lease deed are observed and met in full by such transferee.

6 That the Lessor can obtain a bank loan against the security of the demised premises and in this regard the Lessor shall clearly disclose the terms of the present lease while taking any bank loans and it is specifically agreed that the same shall not in any way affect or cause any prejudice to or otherwise interfere with the peaceful possession and enjoyment of the Premises by the lessee and refund of the security at the time of vacation.

7 That the Lessee shall not carry out any major addition, alteration or make any construction of permanent nature affecting the structure in the Premises nor break or damage any existing construction without consulting the Lessor. The lessee is however, permitted to furnish the premises and install airconditioning equipment, stand by DG power, if required and any other control panel.

8 That the Lessor shall be responsible for repairs and maintenance for the upkeep of the Premises. The lessee will be responsible for maintenance of stand by power generation equipment and air conditioners.

/s/ Sandeep Bhatia	2	/s/ Sena Reddy

9 That the Lessee shall hand over the vacant / physical possession of the Premises referred to above to the Lessor at the time of termination of the Lease upon expiry of the lease period or its earlier termination or extension as provided for in this agreement.

10 That the Lessee shall at all times during the term of this Deed keep the premises in habitable and clean condition.

11 That the Lessee shall not use the premises or any part thereof, nor allow the same to be used for any illegal or immoral purposes.

12 That the Lessee shall use and occupy the premises only for the purpose of software development and other related activities.

13 That the Lessee shall make good at its own cost ail damages to the premises by any deliberate/malafide act on the part of lessee.

14 That the lessor will apply and obtain permission from UPPCL to increase the sanctioned contracted electric load for. the whole premises at A IA, Sector 16, Noida from 85 KVA to 100 KVA to cater to the load requirement of first and second floors, if the total load requirement of the building becomes or exceeds 100 KVA. The security deposit and part of the expenses required to be deposited with UPCCL for this purpose by lessor will be advanced by the lessee and this amount will be considered as additional security deposit and will be adjusted in the rent and if agreed by both parties, refundable to the lessee at the time of vacating the premises.

15 The lessor will provide additional water storage tanks at the roof with necessary plumbing to cater to the water consumption for first and second floors.

16 That the Lessee shall regularly pay the bills of water, electricity and telephone so consumed to the concerned authorities.

17 The lessor is responsible to meet all statutory requirement as laid down by various agencies for electrical, water, fire and other building safety requirements as per the rules and guidelines of Noida Authority / UPPCL and /or any other statutory body(s) and shall be exclusively responsible for compliance of all the rules/ regulations/acts/laws on this account.

18 The Lessee shall permit the Lessor or any of his authorized representatives to enter the Premises at reasonable time for inspection of the said premises.

19 The Lessee shall keep the Premises fittings /fixtures in good condition except for normal wear and tear, without causing any deliberate loss or damage.

20 That the Lessee shall not sublet or part with the Premises on whole or its part thereof without the prior written consent of the Lessor.

21 Both the Lessor and Lessee in their respective capacities shall observe all laws, rules, bylaws and regulations, as may be applicable to the Premises.

22 That the Lessor shall not be responsible for the safety of goods / machines or any other material or articles belonging to the Lessee or any other person connected with or visiting the lessee by reason of theft, fire, pilferage, etc.

23 That the Lessee shall provide fire extinguishers in the Premises and shall take common precautions for prevention of fire. Lessee as the owner of the building is responsible for meeting statutory requirement in this regards.

/s/ Sandeep Bhatia	3	/s/ Sena Reddy

24 The lessee shall have the premises and equipment provided by him including fittings/ fixtures/ furnishing/ furniture and internal wiring/cabling adequately insured against theft, fire, pilferage or any natural calamity. The lessee however, shall be responsible to get its own equipment duly insured against theft, fire, pilferage or any natural calamity.

25 The Lessee shall be entitled to peaceful possession and quiet enjoyment of the premises during the period of the lease on meeting the terms and conditions of this lease.

26 That as per requirement the Lessee had already applied thru the Lessor and obtained part Rent permission from Noida Authority by paying applicable charges and fee.

27 That the terms and conditions of this Deed as stated above shall be binding on both the parties. The terms of this Deed are final and irrevocable.

28 If any dispute or difference shall at any time arise between the parties to this Lease Deed or under any clause or their respective rights, claims or liabilities hereunder or otherwise in any manner whatsoever, in relation to or arising out of or concerning this Lease Deed, the parties shall promptly and in good faith negotiate with a view to its amicable resolution and settlement, in the event no amicable resolution or settlement is reached within a period of fifteen (15) days from the date on which the dispute or difference arose, such disputes and / or differences shall be referred to a mutually acceptable sole arbitrator within a period of ten (10) days thereafter. In case the parties are unable to agree upon the sole arbitrator, then each party shall appoint one arbitrator and those two arbitrators shall appoint a third arbitrator. If the two arbitrators fail to appoint a third arbitrator, then the third arbitrator shall be appointed as per the Arbitration and Conciliation Act, 1996 and any modifications thereto. The arbitration proceedings shall be held in New Delhi, as per the Arbitration and Conciliation Act 1996 and any modifications thereto and the findings of the arbitrators shall be final and binding on the parties.

29 All matters concerning this Lease Deed shall be subject to the jurisdiction of the courts of Delhi/New Delhi only and shall be governed and construed in accordance with the laws of India.

30 The Lease Deed sets forth the entire Deed for the first and second floor of the premises at A 1A Sector 16, Noida and understanding between the parties as to the subject matter hereof and shall supersede and override all previous Deeds, understandings, communications, negotiations, commitments, either oral or written, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF the parties hereto have signed this Lease Deed on the day, month and year first hereinabove mentioned in the presence of the witnesses mentioned below.

WITNESSES	SIGNED SEALED AND DELIVERED

/s/ Ashustosh Pande	/s/ Sandeep Bhatia
(Ashustosh Pande)	(Sandeep Bhatia)

SISBRO Promoters Pvt Ltd Lessor

/s/ V.K. Jain	/s/ Sena Reddy
(V.K. Jain)	(Sena Reddy)

SiRF Technology (India) Pvt Ltd Lessee

4